Exhibit 10.27

APRECIA RECEIVABLES AGREEMENT

This APRECIA RECEIVABLES AGREEMENT (this “Agreement”), dated as of [●], 2016 (the “Closing Date”), is made by and among inVentiv Group Holdings, Inc., a Delaware corporation (the “Company”), inVentiv Health, Inc., a Delaware corporation (“inVentiv”), the Holders (as defined herein) party hereto and [●], in its capacity as the Holders’ representative (the “Holders’ Representative”). Capitalized terms used herein and not otherwise defined have the meanings given to such terms in the Aprecia Agreement (as defined herein).

WHEREAS, the Company intends to effect an IPO (as defined herein);

WHEREAS, inVentiv and Aprecia Pharmaceuticals Company (“Aprecia”) entered into that certain Exclusive Promotion and Royalty Agreement, dated June 3, 2014 (the “Aprecia Agreement”) whereby inVentiv agreed to serve as Aprecia’s exclusive commercialization partner for certain Aprecia products;

WHEREAS, under the Aprecia Agreement, inVentiv is entitled to receive certain royalty payments based on the net revenues associated with the sale of certain Aprecia products;

WHEREAS, under the Aprecia Agreement, inVentiv is obligated to incur on a yearly basis certain expenses in support of the commercialization services provided thereunder;

WHEREAS, the Company wishes to pay the Holders eighty-five percent (85%) of the excess, if any, of (i) the Aprecia Royalty Payments (as defined herein) paid to inVentiv under the Aprecia Agreement after the IPO, over (ii) the Fully Burdened Costs incurred by inVentiv in support of the commercialization services after the IPO;

WHEREAS, the Company intends that any such payments to Holders will be reduced by eighty-five percent (85%) of the tax cost associated with the Aprecia Royalty Payments less the Fully Burdened Costs, which will, to the extent possible, be implemented through adjustments to the amounts payable under that certain Tax Receivables Agreement, dated as of [●], 2016, by and between the Company and the Holders (the “TRA”); and

WHEREAS, in the event that the Fully Burdened Costs exceed the Aprecia Royalty Payments for any given Project Year , the Company shall apply as an offset eighty-five percent (85%) of such excess against any payments due with respect to the same period under the TRA, or in the event such offset is not sufficient, against any payments due with respect to any subsequent period under the TRA, or, if earlier, under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such first Person.

“Agreed Rate” means for any day, a rate per annum equal to the Prime Rate in effect on such day.

“Agreement” is defined in the preamble.

“Applicable Treasury Rate” means a rate equal to the yield to maturity, as of the date an Early Termination Notice is delivered, of United States Treasury securities with a constant maturity (the “Applicable Maturity”) (as compiled and published in the most recent Federal Reserve Statistical Release H 15 (519)) equal to (a) if such Early Termination Notice is delivered prior to the fifth anniversary of the Closing Date, 10 years, (b) if such Early Termination Notice is delivered on or after the fifth anniversary of the Closing Date but prior to the fifteenth anniversary of the Closing Date, the number of years from the date such Early Termination Notice is delivered through the fifteenth anniversary of the Closing Date, or (c) if such Early Termination Notice is delivered on or after the fifteenth anniversary of the Closing Date, two years. If there are no United States Treasury securities with a constant maturity equal to the Applicable Maturity, the yield to maturity shall be interpolated from the United States Treasury securities with constant maturities that are most nearly longer than and shorter than the Applicable Maturity.

“Aprecia Receivables Payment” is defined in Section 2.01 of this Agreement.

“Aprecia Royalty Payment” means any future payments of Royalties, Additional Royalties, excess payments pursuant to Section 5.02(b) of the Aprecia Agreement, Continuation Payments or other payments received from Aprecia by inVentiv under the Aprecia Agreement, including any interest on overdue payments.

“Award” means an award of stock options or restricted stock units in respect of common stock of the Company held by an Award Holder and identified in such Award Holder’s Participant Letter.

“Award Holder” means an individual who holds one or more awards of stock options and/or restricted stock units in respect of common stock of the Company, who in such capacity is selected by the Company and who receives, and timely countersigns and returns to the Company, a Participant Letter.

“Award Shares” means the number of shares of common stock of the Company set forth in an Award Holder’s Participant Letter.

“Bankruptcy Code” means Title 11 of the United States Code.

“Business Day” means any day of the year other than a Saturday, a Sunday or any other day on which banking institutions in New York are required or authorized by law to close.

“Chosen Courts” is defined in Section 6.07 of this Agreement.

“Closing Date” is defined in the preamble.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble.

“Compensation Committee” means the Human Capital and Compensation Committee of the Board of Directors of the Company, or, in the absence of such a committee, the Board of Directors of the Company.

“Compensatory Payment” means any payment made hereunder to an Award Holder in respect of such Award Holder’s Sharing Percentage attributable to such Award Holder’s Award(s).

“Compensatory Payment Settlement Date” means the date, determined by the Compensation Committee in its sole discretion, on which all Compensatory Payments are to be made; provided, that such date shall in all events occur in the first full calendar year following the fifth anniversary of the date of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, including the possession, directly or indirectly, of the power to either (i) vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Continuation Payments” is defined in Section 4.01(b) of this Agreement.

“Cumulative Aprecia Deficit” is defined in the definition of TRA Attributes.

“Cumulative Aprecia Profit” is defined in the definition of TRA Attributes.

“Default Rate” means the Agreed Rate plus 2% per annum.

“Early Termination Date” is defined in Section 4.01(d) of this Agreement.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” shall be an amount equal to the net present value discounted at the Early Termination Rate of the Aprecia Receivables Payments that are projected to be paid pursuant to Section 2.01 over the remaining balance of the Promotion Period and the Tail Period.

“Early Termination Rate” means the Applicable Treasury Rate.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Elective Early Termination” is defined in Section 4.01(d) of this Agreement.

“Excess Royalty Amount” means the excess of Aprecia Royalty Payments for a Calendar Quarter over the Fully Burdened Costs for such Calendar Quarter.

“Fully Burdened Costs” is defined in Article I of the Aprecia Agreement.

“Holder” means (i) each party that is a signatory hereto other than the Company and the Holders’ Representative and (ii) each Award Holder.

“Holders’ Representative” is defined in the preamble.

“IPO” means the initial public offering of common stock of the Company pursuant to the Registration Statement.

“National Expert” is defined in Section 6.13 of this Agreement.

“Participant Letter” means a letter, substantially in the form attached hereto as Exhibit [●], delivered to an individual who holds one or more awards of stock options or restricted stock units in respect of common stock of the Company.

“Permitted Transferee” means any Person who (i) will hold, as a result of the proposed assignment, at least twenty-five percent (25%) of the aggregate payment rights under this Agreement held by a Sponsor Stockholder and its Affiliates (taken as a whole) as of the date of this Agreement for an amount not less than $1,000,000, (ii) does not, to the knowledge of the assigning party after due inquiry, compete in any material way in any line of business in which the Company materially competes and (iii) is not named on a list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or a Person with whom dealings are prohibited under any OFAC regulation.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a government entity, a trust or other entity or organization.

“Prime Rate” means the highest prime rate of interest quoted from time to time by The Wall Street Journal, U.S. Edition, as the “base rate” on corporate loans at large money center commercial banks.

“Proposed Early Termination Payment” is defined in Section 4.02 of this Agreement.

“Reconciliation Procedures” shall mean those procedures set forth in Section 6.13 of this Agreement.

“Registration Statement” means the registration statement on Form S-1 (File No. [●]) of the Company, as amended.

“Remaining TRA Attributes” means the amount of TRA Attributes remaining, immediately prior to the determination of the amount of any Aprecia Receivables Payment.

“Royalty Shortfall” is defined in Section 2.02 of this Agreement.

“Royalty Shortfall Rate” means the discount rate used in the [●] independent valuation of the collective rights of the Holders of this Agreement.

“Section 409A” means Section 409A of the Code and the Treasury Regulations and other guidance promulgated thereunder.

“Sharing Percentage” means, with respect to the Company, (a) in the case of a Holder other than an Award Holder in respect of one or more Awards, such Holder’s interest, expressed as a percentage, in the Company held by such Holder immediately prior to the IPO, determined by dividing (i) such Holder’s common stock in the Company by (ii) the sum of (A) the aggregate number of shares of common stock outstanding in the Company and (B) the aggregate number of Award Shares held by all Award Holders, less any Award Shares that shall have been forfeited or that by their terms shall cease to be capable of vesting prior to the vesting date of the applicable Award, in each case, as of the time of calculation, and (b) in the case of an Award Holder in respect of one or more Awards, a percentage calculated based on a fraction, the numerator of which is equal to such Award Holder’s Award Shares, and the denominator of which is equal to the sum of (i) the aggregate number of shares of common stock outstanding in the Company and (ii) the aggregate number of Award Shares held by all Award Holders, less any Award Shares that shall have been forfeited prior to the vesting date of the applicable Award, in each case, as of the time of calculation.

“Sponsor Stockholders” means (i) THL and (ii) any Affiliate or Permitted Transferee of the foregoing who acquires rights under this Agreement in accordance with Section 6.04(b).

“Straddle Year” means any Project Year beginning on or before, and ending after, the Closing Date.

“Subsidiary” means, as of the relevant date of determination, with respect to any Person, any corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

“Tail Year” means each additional year after the end of the last Project Year and ending at the end of the Tail Period.

“THL” means Thomas H. Lee Partners, L.P.

“TRA” is defined in the preamble.

“TRA Attributes” means the net operating losses and alternative minimum tax credit carryforwards for U.S. federal and state income tax purposes that are treated as Pre-IPO and IPO-Related Tax Assets under the TRA and that, as of the time of any determination of an Aprecia Receivables Payment hereunder, remain unused by the Company and for which no payment has been made under the TRA. The amount of the TRA Attributes shall be adjusted as of immediately after each Project Year or Tail Year as follows: If for all prior Project Years and the Project Year or Tail Year after which the adjustment to TRA Attributes is being made the aggregate of all Aprecia Royalty Payments exceeds the aggregate of all Fully Burdened Costs (such excess, the “Cumulative Aprecia Profit”), then the TRA Attributes shall be correspondingly reduced, but not below zero, by the Cumulative Aprecia Profit, it being understood that each TRA Attribute will be reduced in this way if and to the extent that such attribute is utilized by the Company to effect income or gain and reduce or eliminate tax that otherwise would be incurred in connection with such Cumulative Aprecia Profit; provided, however, if in any Project Year there is a Royalty Shortfall and prior to such year there had been a Cumulative Aprecia Profit, then the TRA Attributes shall be increased by such Royalty Shortfall to the extent (but not in excess of) the amount of the Cumulative Aprecia Profit prior to such year; provided further, however, that if (a) immediately prior to any Project Year or Tail Year a TRA Attribute amount is zero and (b) if as of the end of such Project Year or Tail Year the aggregate of all Fully Burdened Costs through such date exceed the aggregate of all Aprecia Royalty Payments through such date (such excess, the “Cumulative Aprecia Deficit”), then the TRA Attributes shall be increased by the Cumulative Aprecia Deficit.

SECTION 1.02. Interpretation. Any references to an agreement or organizational document herein shall mean such agreement or organizational document, as may be amended, modified and/or supplemented (and/or as any provision thereunder may be waived) from time to time in accordance with its terms.

ARTICLE II

APRECIA RECEIVABLES PAYMENTS AND ROYALTY REPORTS

SECTION 2.01. Payments.

(a) Subject to Section 2.05, within 30 Business Days of the end of each Calendar Quarter, the Company shall calculate the Aprecia Receivables Payment. The Company shall pay to the Holders’ Representative, or to a paying agent designated by the Holders’ Representative, on behalf of the Holders an amount equal to eighty-five percent (85%) of the Excess Royalty Amount, but this amount payable shall be reduced (i) whenever the Remaining TRA Attributes available to offset such Excess Royalty Amount for federal income tax purposes has reached zero, by such excess times the federal tax rate in effect at that time, and (ii) whenever the Remaining TRA Attribute available to offset such Excess Royalty Amount for state income tax purposes (determined on a state by state basis) has reached zero, by such excess times the Company’s effective tax rate in that state at that time net of the associated federal tax benefit realized at that time, (such net amount, the “Aprecia Receivables Payment”; Aprecia Receivables Payment shall also include any Early Termination Payment). For the avoidance of doubt, the purpose of the foregoing reduction for taxes is to cause any Excess Royalty Amount payable to each Holder to bear an appropriate tax charge when the TRA Attributes in each applicable tax jurisdiction (as adjusted for any Aprecia Receivables Payments) have been fully paid under the TRA or have otherwise expired.

(b) With respect to each Calendar Quarter, the Company shall pay an amount equal to the Aprecia Receivables Payment within 5 days of the Company’s receipt of the corresponding Aprecia Royalties Payment for such Calendar Quarter (or if such payments are received by the Company on a monthly basis, within 5 days of the Company’s receipt of the last of three monthly payments for such Calendar Quarter). Each Holder shall be entitled to receive an amount equal to the Aprecia Receivables Payment multiplied by the Holder’s Sharing Percentage. Each Aprecia Receivables Payment shall be made by wire transfer of immediately available funds to the bank account of the Holders’ Representative previously designated to the Company.

SECTION 2.02. Royalty Shortfalls. If the sum of all Aprecia Royalty Payments for a Project Year ending after the Closing Date is less than the Fully Burdened Costs for such Project Year (such amount by which the Fully Burdened Costs exceed the Aprecia Royalty Payments, the “Royalty Shortfall”), then the Company shall offset eighty-five percent (85%) of such Royalty Shortfall against amounts that become due and payable to the Holders under the TRA with respect to such Project Year. For the avoidance of doubt, the Royalty Shortfall for a Straddle Year that is subject to offset under this Agreement shall be deemed to be the amount of the Royalty Shortfall for such Straddle Year determined as to each Calendar Quarter ending after the Closing Date, and as to any Calendar Quarter including the Closing Date, multiplied by a fraction, the numerator of which is the number of days in that Calendar Quarter beginning on the Closing Date through the end of such Calendar Quarter and the denominator of which is the total number of days in such Calendar Quarter. If a Royalty Shortfall amount is not fully offset against amounts that become due and payable to the Holders under the TRA with respect to such Project Year, then the Company shall offset such remaining amount against amounts that first become due and payable under the TRA or this Agreement with respect to subsequent periods; provided , however, that any such delayed offset amount shall require an additional offset equal to an amount as if interest has been charged at the Royalty Shortfall Rate, in the case of an offset under the TRA, for the number of Project Years until delayed offset, and if offset under this Agreement, by appropriately taking into account the Calendar Quarters from any Royalty Shortfall until such delayed offset .

SECTION 2.03. Royalty Reports. No later than 15 calendar days following the receipt by inVentiv of any Royalty Report, inVentiv shall deliver the Royalty Report to the Holders’ Representative.

SECTION 2.04. Pro Rata Payments. If for any reason the Company does not fully satisfy its payment obligations to make all Aprecia Receivables Payments due under this Agreement, then the Holders agree that the Holders’ Representative shall pay the same proportion of each Aprecia Receivables Payment due to each Holder, without favoring one Holder over the other.

SECTION 2.05. Special Rule for Award Holders and Compensatory Payments. Notwithstanding anything herein to the contrary, except as otherwise set forth in Section 5.01, no Compensatory Payment shall be made other than in a single lump-sum payment on the first date to occur as set forth in Section 2.05(a) or (b), as applicable.

(a) Except as provided in Section 2.05(b), any Compensatory Payment shall be made by the Company to each Award Holder through the applicable Company or Subsidiary payroll process on the Compensatory Payment Settlement Date. The Compensatory Payment shall be equal to the sum of (i) all Compensatory Payments that, but for this Section 2.05, would have been made to such Award Holder prior to the Compensatory Payment Settlement Date, plus interest (at a rate of 120% of the applicable federal long-term rate (as prescribed under Section 1274(d) of the Code)) on each such Compensatory Payment from the date such payment would have been made (absent this Section 2.05) through the Compensatory Payment Settlement Date, (ii) an amount equal to the good-faith estimate of the Compensation Committee of the present value, discounted at the Royalty Shortfall Rate as of the Compensatory Payment Settlement Date, of all Compensatory Payments that would have been made hereunder (absent this Section 2.05) to the applicable Award Holder subsequent to the Compensatory Payment Settlement Date. All determinations and calculations with respect to the Compensatory Payment shall be final and not subject to challenge or review, including, without limitation, pursuant to Section 6.13 hereof.

(b) At its option, the Company, after obtaining the prior written consent of the Holders’ Representative, may make the Compensatory Payment prior to the

Compensatory Payment Settlement Date, calculated and paid in accordance with Section 2.05(a), but substituting such earlier payment date for the Compensatory Payment Settlement Date, but only to the extent such earlier payment date is permitted by and in compliance with Treasury Regulation Section 1.409A-3(j)(4).

(c) For purposes of determining amounts that would be payable pursuant this Article II (other than this Section 2.05), all determinations shall be made as if all Compensatory Payments that would, absent this Section 2.05, have been made prior to the date of the applicable determination had in fact been made on the dates they would have been made absent this Section 2.05.

ARTICLE III

INVENTIV OBLIGATIONS AND RESPONSIBILITIES

SECTION 3.01. Performance of the Aprecia Agreement. inVentiv shall at all times abide by the terms of the Aprecia Agreement and shall act in good faith to maximize the Excess Royalty Amount.

SECTION 3.02. Updates. inVentiv shall promptly provide any updates it receives pursuant to Section 3.03 of the Aprecia Agreement to the Holders’ Representative.

SECTION 3.03. Project Year Plan. In connection with the preparation of each Project Year Plan under Section 4.01 of the Aprecia Agreement, inVentiv shall advise the Holders’ Representative regarding the services, budget (including the projected Fully Burdened Costs) and Aprecia’s obligations for the upcoming Project Year.

SECTION 3.04. Audit. Upon the prior written request by the Holders’ Representative, inVenitv shall conduct an audit of the calculation of Net Revenue for any Project Year ending not more than two (2) years prior to the date of such request.

SECTION 3.05. Amendment of Aprecia Agreement. inVentiv shall not amend the Aprecia Agreement in a manner that would reasonably be expected to adversely affect, in any material respect, the payments due to or owed by the Holders under this Agreement without the prior written consent of the Holders’ Representative.

ARTICLE IV

TERMINATION; AMENDMENT OF APRECIA AGREEMENT

SECTION 4.01. Termination or Early Termination

(a) This Agreement and all obligations hereunder shall terminate upon the termination of the Aprecia Agreement, except as described in Section 4.01(b).

(b) In the event that inVentiv is entitled to a continuation of royalty payments under Section 11.06(c) of the Aprecia Agreement (the “Continuation Payments”), this Agreement shall continue in full force and effect until such Continuation Payments have been paid.

(c) inVentiv may not terminate the Aprecia Agreement pursuant to Section 11.03 of the Aprecia Agreement without the prior written consent of the Holders’ Representative (which shall not unreasonably be withheld, conditioned or delayed).

(d) The Company may terminate this Agreement with the approval by a majority of the directors of the Company (“Elective Early Termination”) by paying to the Holders the Early Termination Payment as of the date of the Early Termination Notice (the “Early Termination Date”). Upon payment of the Early Termination Payment by the Company pursuant to an Elective Early Termination, the Company shall have no further payment obligations under this Agreement.

(e) In the event that the Company breaches any of its material obligations under this Agreement, whether as a result of failure to make any material payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach and (2) any Aprecia Receivables Payment due to or agreed to by the Company and the Holders as due and payable but unpaid as of the date of a breach. Notwithstanding the foregoing, in the event that the Company breaches this Agreement, the Holders shall be entitled to elect to receive the amounts set forth in clauses (1) and (2) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due. In the case of a breach of a material obligation other than an obligation to make a payment, the Company will not be considered to have breached such obligation for purposes of this Section 4.01(e) until the Holders have provided written notice to the Company that the Company has breached its material obligations and so long as such breach is cured within five Business Days of the delivery of such notice to the Company, the Company shall not be in breach of its obligations under this Agreement.

SECTION 4.02. Early Termination Notice. In the event of an Elective Early Termination, the Company shall deliver to the Holders’ Representative a notice (the “Early Termination Notice”) specifying the Company’s intention to exercise such right and showing in reasonable detail its calculation of the Early Termination Payment (the “Proposed Early Termination Payment”). At the time the Company delivers the

Early Termination Notice to the Holders’ Representative, the Company shall deliver to the Holders’ Representative (i) a schedule showing, in reasonable detail, the computation of the Proposed Early Termination Payment (the “Early Termination Schedule”) and (ii) any work papers and valuation reports relating to the computation of the Proposed Early Termination Payment. The Company shall also provide the Holders’ Representative and its advisors reasonable access during normal business hours at no cost to the appropriate representatives at the Company and its Subsidiaries in connection with its review of the Early Termination Schedule, work papers and reports. Within 30 calendar days after receiving such calculation, the Holders’ Representative shall notify the Company whether it agrees to or objects to the Proposed Early Termination Payment. The Proposed Early Termination Payment shall become final and binding on the parties if the Holders’ Representative agrees in writing to the value of the Proposed Early Termination Payment within such 30 day period (or such shorter period as may be mutually agreed in writing by the parties). If the Holders’ Representative objects, and the Holders’ Representative and the Company, for any reason, cannot agree upon the value of the Early Termination Payment within 15 calendar days following the Company’s receipt of the Holders’ Representative objection, the Company and the Holders shall employ the Reconciliation Procedures as described in Section 6.13 of this Agreement. For the avoidance of doubt, the Company shall have no obligation to request early termination under Section 4.01.

SECTION 4.03. Payment upon Early Termination. Within 10 calendar days of an agreement between the Holders and the Company as to the value of the Early Termination Payment, the Company shall pay to the Holders an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the Holders.

SECTION 4.04. Compensatory Payments. Notwithstanding anything herein to the contrary, this Article V shall not apply to any Compensatory Payments, the payment of which shall be as set forth in Section 2.05 hereof.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

SECTION 5.01. Subordination. Notwithstanding anything to the contrary provided herein, if, at the time any payments are required to be made by the Company under this Agreement, (a) the Company is not permitted, pursuant to the terms of its outstanding indebtedness, to pay such amounts, (b) (i) the Company does not have the cash on hand or availability under any revolving credit agreement to pay such amounts or payment of such dividends would give rise to a material adverse effect or a default under any such agreement, and (ii) no Subsidiary of the Company is permitted, pursuant to the terms of its outstanding indebtedness or other applicable law, to pay dividends to the Company to allow it to pay such amounts, or (c) payments of such amounts would violate applicable law then, in each case, the Company shall, by notice to the Holder, be permitted to defer the payment of such amounts until the condition described in clause (a), (b) or (c) is no longer applicable, in which case such amounts, including any amounts payable under Section 4.01(b) and (c), together with accrued and unpaid interest thereon as described in the immediately following sentence shall become due and payable immediately. If the Company defers the payment of any such amounts pursuant to the foregoing sentence, such amounts shall accrue interest at the Agreed Rate, from the date that such amounts originally became due and owing pursuant to the terms hereof to the date that such amounts were paid. Notwithstanding the foregoing, if any Compensatory Payment would be subject to tax, penalty or interest under Section 409A if paid pursuant to the immediately preceding sentence, such Compensatory Payment shall not be paid as set forth therein but shall instead be paid as set forth in Section 2.05(a) or (b), as applicable, or otherwise in accordance with Section 409A. The Company agrees to take commercially reasonable actions to cause its direct and indirect Subsidiaries to pay dividends (including, to the extent commercially reasonable, access any revolving credit facility or other source of liquidity to facilitate the payment of such dividends), to the extent consistent with the terms of their outstanding indebtedness and any applicable law, to the extent necessary to make payments hereunder.

SECTION 5.02. Late Payments. The amount of all or any portion of a payment not made when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such payment was due and payable.

ARTICLE VI

GENERAL PROVISIONS

SECTION 6.01. Addresses and Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 6.01):

(a) If to the Company, to:

inVentiv Health

1 Van de Graaff Drive

Burlington, MA 01803

Attention: General Counsel

(b) If to the Holders’ Representative, to:

Holders’ Representative

[Address]

[Address]

Attention:

SECTION 6.02. Amendments and Modifications. Except as otherwise provided herein, no amendment, modification, or variation of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the Company, inVentiv and the Holders’ Representative.

SECTION 6.03. No Waiver. The failure of any party hereto, at any time or times, to require strict performance by the other party hereto of any provision of this Agreement shall not waive, affect or diminish any right of such party thereafter to demand strict compliance and performance herewith. Any suspension or waiver of any provision of this Agreement shall not suspend, waive or affect any other provision of this Agreement whether the same is prior or subsequent thereto. None of the undertakings, agreements and covenants of any party hereto contained in or contemplated by any other provision of this Agreement shall be deemed to have been suspended or waived by any other party hereto, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of such party and directed to any other party hereto specifying such suspension or waiver.

SECTION 6.04. Successors and Assigns; No Third Party Beneficiaries.

(a) The Holders’ Representative may not assign its rights and obligations in its capacity as Holders’ Representative under this Agreement to any Person without the prior written consent of the Company; provided, however, that the Holders’ Representative may assign its rights and obligations in its capacity as Holders’ Representative under this Agreement to any of its Affiliates, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Company agreeing to be become the “Holders’ Representative” for all purposes of this Agreement.

(b) No Holder may assign its rights and obligations under this Agreement without the prior written consent of the Company and the Holders’ Representative; provided, however, that the rights hereunder may be freely assigned by any Sponsor Stockholder to (i) any Affiliate of such Sponsor Stockholder, (ii) another Sponsor Stockholder or (iii) any Permitted Transferee. The Company must receive notice of any proposed assignment no later than 5 days prior to the effective date of such assignment and any transferee must, concurrently with the transfer, execute and deliver a joinder to this Agreement, in the form of Exhibit A, agreeing to become the “Holder” for all purposes of this Agreement with respect to the transferred interest and assume all obligations of its transferor. Notwithstanding the foregoing, an Award Holder shall not be permitted to assign its rights and obligations under this Agreement in respect of an Award to the extent such assignment would give rise to tax, penalty or interest under Section 409A, as determined by the Compensation Committee. A Holder, other than an Award Holder in respect of an Award, may pledge some or all of its rights, interests or entitlements under this Agreement to any U.S. money center bank in connection with a bona fide loan or other indebtedness.

(c) If the Company or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case proper provisions shall be made so that the successors and assigns of the Company shall assume all of the obligations set forth in this Agreement, including, for the avoidance of doubt, any obligations that are outstanding under this Agreement at the time of such consolidation, merger or transfer.

(d) This Agreement shall be binding upon and inure to the benefit of all of the parties and their respective successors and permitted assigns, including, for the avoidance of doubt, any successor of the Company. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the parties hereto with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement.

SECTION 6.05. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements, understandings, representations and warranties, both written and oral, between the parties with respect to the subject matter hereof and thereof.

SECTION 6.06. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, the provisions of this Agreement shall be deemed to be severable but only to the extent consistent with economic and other purposes of this Agreement.

SECTION 6.07. Consent to Jurisdiction. Each party agrees that it shall bring any action, suit, demand or proceeding (including counterclaims) in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby, exclusively, in the Delaware Court of Chancery or, if unavailable, the United States District Court for the District of Delaware, in each case, sitting in the City of Wilmington, Delaware (as applicable, the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions contemplated hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action, suit, demand or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action, suit, demand or proceeding shall be effective if notice is given in accordance with Section 6.01.

SECTION 6.08. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

SECTION 6.09. Governing Law. This Agreement (and all claims, controversies and causes of action, whether in contract, tort or otherwise) and the rights and obligations of the parties hereunder shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

SECTION 6.10. Counterparts. This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall be an original, and all of which when taken together shall constitute one and the same instrument.

SECTION 6.11. Interpretation. Any references to an agreement or organizational document herein shall mean such agreement or organizational document, as may be amended, modified and/or supplemented (and/or as any provision thereunder may be waived) from time to time in accordance with its terms.

SECTION 6.12. Headings. The descriptive headings of the several Articles and Sections contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

SECTION 6.13. Reconciliation. In the event that the Company and the Holders’ Representative are unable to resolve a disagreement within the relevant period designated in this Agreement, the matter shall be submitted for determination to a nationally recognized expert in the particular area of disagreement employed by a nationally recognized accounting firm or financial advisor, which expert is mutually acceptable to all parties (the “National Expert”). If the matter is not resolved before any payment that is the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement in the amount proposed by the Company, subject to adjustment or amendment upon resolution. The costs and expenses related to the engagement of the National Expert shall be borne by the Company, except as provided in the next sentence. Each of the Company and the Holders shall bear their own costs and expenses of such proceeding. Any dispute as to whether a dispute is subject to the Reconciliation Procedures under this Agreement shall be decided by the National Expert. The determinations of the National Expert pursuant to this Section 6.13 shall be binding on the Company, its Subsidiaries and the applicable Holder absent manifest error and may be entered and enforced in any Chosen Court.

SECTION 6.14. Appointment of Holders’ Representative.

(a) Without further action of the Company, the Holders’ Representative or the Holders, and as partial consideration of the benefits conferred by this Agreement, the Holders’ Representative is hereby irrevocably constituted and appointed, with full power of substitution, to act in the name, place and stead of each Holder with respect to the taking by the Holders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by the Holders’ Representative under this

Agreement. The power of attorney granted herein is coupled with an interest and is irrevocable and may be delegated by the Holders’ Representative. No bond shall be required of the Holders’ Representative, and the Holders’ Representative shall receive no compensation for its services.

(b) If at any time the Holders’ Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, the Holders’ Representative shall be entitled to reduce any future payments (if any) due to Holders hereunder pro rata (based on their respective Sharing Percentages to which such costs and expenses relate) by the amount of such costs and expenses. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the Holders’ Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt, it may do so at any time and from time to time in its sole discretion).

(c) The Holders’ Representative shall not be liable to any Holder for any act of the Holders’ Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such Holder as a proximate result of the gross negligence, bad faith or willful misconduct of the Holders’ Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of good faith and reasonable judgment). The Holders’ Representative shall not be liable for, and shall be indemnified by the Holders (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the Holders’ Representative (and any cost or expense incurred by the Holders’ Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the gross negligence, bad faith or willful misconduct of the Holders’ Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of good faith and reasonable judgment); provided, however, in no event shall any Holder be obligated to indemnify the Holders’ Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such Holder hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such Holder. Each Holder’s receipt of any and all benefits to which such Holder is entitled under this Agreement, if any, is conditioned upon and subject to such Holder’s acceptance of all obligations, including the obligations of this Section 6.16(c), applicable to such Holder under this Agreement.

(d) Any decision, act, consent or instruction of the Holders’ Representative shall constitute a decision of all Holders and shall be final, binding and conclusive upon each Holder, and the Company may rely upon any decision, act, consent or instruction of the Holders’ Representative as being the decision, act, consent or instruction of each Holder. The Company is hereby relieved from any liability to any person for any acts done by the Company in accordance with any such decision, act, consent or instruction of the Holders’ Representative.

SECTION 6.15. Section 409A.

(a) It is the intent of the Company that all payments and benefits under this Agreement comply with or be exempt from Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable. Nothing contained herein shall constitute any representation or warranty by the Company regarding compliance with Section 409A. The Company shall have no obligation to take any action to prevent the assessment of any additional tax, interest or penalties under Section 409A on any Award Holder or any other person, and the Company, its Subsidiaries, its Affiliates, and each of their respective employees and representatives shall have no liability to any Award Holder or any other person with respect thereto.

(b) With respect to amounts deemed to be “nonqualified deferred compensation” subject to Section 409A: (i) all expenses or other reimbursements as provided herein shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

SECTION 6.16. Tax Treatment. Each Holder (other than an Award Holder in respect of an Award), the Holders’ Representative and the Company agree that by entering into this Agreement, each Holder is receiving a distribution in an amount equal to the fair market value of its rights under this Agreement, as jointly determined by the Company and the Holders’ Representative, and that such distribution is subject to Section 301 of the Code for U.S. federal income tax purposes and any similar or comparable state law provision for state tax purposes. Each such party shall file all tax returns in accordance with such treatment described in the previous sentence, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the Company and Holder have duly executed this Agreement as of the date first written above.

The Company:

inVentiv Group Holdings, Inc.

By
Name:
Title:

Holder 1:

[THL]

By
Name:
Title:

Holder 2:

[Holder 2]

By
Name:
Title:

Holder 3:

[Holder 3]

By
Name:
Title:

Holders’ Representative:

[Holders’ Representative]

By
Name:

Exhibit A

Form of Joinder

This JOINDER (this “Joinder”) to the Aprecia Receivables Agreement (as defined below), dated as of                     , by and among [inVentiv Group Holdings, Inc.], a Delaware corporation (the “Company”), and                     (“Permitted Transferee”).

WHEREAS, on                     , Permitted Transferee acquired (the “Acquisition”) from                     (“Transferor”) all rights of the Transferor under the Aprecia Receivables Agreement, dated as of [                    ], 2016, by and among the Company and the other parties thereto (the “Aprecia Receivables Agreement”) (the “Acquired Interests”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 6.04 of the Aprecia Receivables Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.01 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Aprecia Receivables Agreement.

Section 1.02 Joinder. Permitted Transferee hereby acknowledges and agrees to become a “Holder” (as defined in the Aprecia Receivables Agreement) for all purposes of the Aprecia Receivables Agreement and to assume and perform the obligations of its transferor pursuant to the Aprecia Receivables Agreement. Permitted Transferee hereby acknowledges the terms of Section 6.04 of the Aprecia Receivables Agreement.

Section 1.03 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 6.01 of the Aprecia Receivables Agreement.

Section 1.04 Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

[PERMITTED TRANSFEREE]

By:
Name:
Title:

Address for notices:

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